Exhibit J(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 47 to Registration Statement No. 33-73824 on Form N-1A of our report dated February 27, 2009 relating to the financial statements and financial highlights of MassMutual Select Funds, appearing in the Annual Report on Form N-CSR of MassMutual Select Funds for the year ended December 31, 2008, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm”, and “Experts” in the Statements of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 27, 2009